Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 24, 2022, relating to the financial statements of COVA Acquisition Corp., appearing in the Prospectus dated November 18, 2022, filed by ECARX Holdings, Inc. pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form F-4 filed on October 11, 2022 (File No. 333-267813) as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the period from December 11, 2020 (inception) through December 31, 2020. We also consent to the reference to us under the caption Experts in the Prospectus.

/s/ WithumSmith+Brown, PC

February 14, 2023